Exhibit 99.1

Immunovant Reports Financial Results for the Quarter and Nine Months Ending December 31, 2019

•	Ended quarter with $123.5 million in cash

•	Received IND clearance to initiate Phase 2a trial in warm autoimmune hemolytic anemia (WAIHA)

NEW YORK, February 14, 2020 / PRNewswire / – Immunovant, Inc. (NASDAQ: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today reported financial results for its fiscal third quarter ending December 31, 2019.

“During the quarter we continued progress towards our vision of enabling normal lives for patients with autoimmune diseases.” said Pete Salzmann, M.D., Chief Executive Officer of Immunovant. “Among our accomplishments this quarter was the successful closing of the HSAC share exchange with the maximum potential cash proceeds from the transaction. I’m also proud of the team for getting IND clearance to begin our Phase 2a trial of IMVT-1401 in warm autoimmune hemolytic anemia. We look forward to four exciting data readouts between now and early 2021.”

Financial Highlights for Fiscal Third Quarter ending December 31, 2019 and Nine Months ending December 31, 2019:

Cash Position: Cash balances as of December 31, 2019 and December 31, 2018 were $123.5 million and $12.1 million, respectively. The increase in cash was primarily related to the business combination with Health Sciences Acquisitions Corporation (“HSAC”) as described in the definitive proxy statement filed by HSAC with the SEC on November 27, 2019.

R&D Expenses: Research and development expenses were $5.0 million for the three months ending December 31, 2019, compared to $7.7 million for the three months ending December 31, 2018. Research and development expenses were $33.8 million for the nine months ending December 31, 2019, compared to $17.8 million for the nine months ending December 31, 2018. The year-over-year increase was primarily driven by costs incurred to advance IMVT-1401 into four Phase 2 trials across three indications.

G&A Expenses: General and administrative expenses were $6.1 million for the three months ending December 31, 2019, compared to $1.2 million for the three months ending December 31, 2018. For the nine months ending December 31, 2019, general and administrative expenses were $11.8 million compared to $1.7 million for the nine months ending December 31, 2018. The year-over-year increase was primarily driven by costs associated with enhancing our operations to support four Phase 2 trials as well as significant one-time costs related to the share exchange with HSAC.

Net Loss: Net loss was $11.3 million for the three months ending December 31, 2019, compared to $8.8 million for the three months ending December 31, 2018. For the nine months ending December 31, 2019, net loss was $45.8 million compared to $19.6 million for the nine months ending December 31, 2018.

About Immunovant, Inc.

Immunovant, Inc is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies. For more information, please visit www.immunovant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Immunovant makes regarding Immunovant’s progress towards its vision of enabling normal lives for patients with autoimmune diseases; and the initiation, timing, progress and reporting of results of its clinical programs are forward-looking. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of Immunovant’s product candidates and platforms; Immunovant’s scientific approach and general development progress; and the availability and commercial potential of Immunovant’s product candidates including the size of potentially addressable markets and degree of market acceptance. These statements are also subject to a number of material risks and uncertainties that are described under the section titled “Risk Factors” in the definitive proxy statement filed by HSAC with the Securities and Exchange Commission on November 29, 2019, and Immunovant’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

John Strumbos, Ph.D., MBA

Vice President, Finance

Immunovant, Inc.

info@immunovant.com